Matthews International Funds

Sub-Item 77I - Terms of New or Amended Securities

On February 24, 2015, the Board of Trustees of the Registrant approved (i) the establishment and designation of Investor Class shares and Institutional Class shares of a new series of the Trust called the Matthews Asia ESG Fund (the "ESG Fund"); and
(ii) the investment strategies of the ESG Fund which, under normal market conditions, invests at least 80% of its net assets, which include borrowings for investment purposes, in the common and preferred stocks of companies of any market capitalization located in Asia that Matthews International Capital Management, LLC believes satisfy one or more of its environmental, social and governance standards.

Information regarding the establishment and investment strategy of the ESG Fund is incorporated by reference to Post Effective Amendment No.60 to the Registrant's Registration Statement filed with the Securities and Exchange Commission on April 30, 2015 (Accession No. 0001193125-15-161684).